Exhibit 14.1

                      CODE OF ETHICS AND BUSINESS CONDUCT


INTRODUCTION
POLICY GUIDELINES
        Conflicts of Interest (General)
        Insider Conduct Under Federal Bank Regulations
        Director, Officer and Employee Accounts at BNC National Bank Confidentiality
        Use and Protection of Company Assets
        Corporate Reporting
        Public Communications
        Company Records and Financial Statements
        Compliance with Applicable Laws, Regulations, Policies and Procedures Insider Information; Trading in Company or Customer Securities
        Gifts and Entertainment
        External Involvement

REPORTING ILLEGAL OR UNETHICAL  BEHAVIOR;  ACCOUNTABILITY  FOR  ADHERENCE TO THE
     CODE
        Reporting Illegal or Unethical Behavior
        Accountability
        Director and Officer Responsibilities
        Protection for Persons Reporting Questionable Behavior

AMENDMENT, MODIFICATION AND WAIVER

INTRODUCTION

This Code of Ethics and Business Conduct (this "Code") sets forth the guiding principles and policies that govern the activities of BNCCORP, Inc. and its wholly-owned subsidiaries (collectively, the "Company"). The Company is committed to maintaining high ethical standards and expects all directors, officers and employees, by virtue of their association or employment with the Company, to adhere to the highest standards of personal and professional integrity and to comply with this Code and all applicable laws, rules and regulations.

This Code explains the basic principles of ethics and business conduct for the Company. No code or policy can anticipate every situation a director, officer or employee might confront. Accordingly, this Code is intended to serve as a source of guiding principles for directors, officers and employees, who are expected to apply such principles to their day-to-day activities and seek advice whenever they are unsure about a particular situation.

The purpose of this Code is to promote the following objectives:

o    Honest and ethical  conduct,  including  the ethical  handling of actual or
     apparent   conflicts  of  interest   between   personal  and   professional
     relationships;

o Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

o    Compliance with applicable governmental laws, rules and regulations;

o The prompt internal reporting of violations of the Code to the appropriate person or persons, as identified in the Code; and

o    Accountability for adherence to the Code.

POLICY GUIDELINES

1. Conflicts of Interest (General) -- All directors, officers and employees of the Company are required to avoid any situation that would create a conflict, or gives the appearance of a conflict, between their own interests and the interests of the Company. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee (or a member of his or her family) receives improper personal benefits as a result of his or her position with the Company, whether from a third party or the Company.

     The Company's directors, officers and employees are encouraged to utilize the banking, investments, insurance and other financial services provided by the Company (to the extent permissible by law), but all transactions between the Company and such persons should be (i) conducted on an "arm's length" basis, (ii) made or provided in the ordinary course of business, and (iii) made on market terms or terms that are no more favorable than those normally offered to the general public.

     Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear-cut, so if a question arises, an employee should consult his or her supervisor or superior. Directors and officers should consult with the Company's internal auditor or SEC counsel.

2. Insider Conduct Under Federal Bank Regulations -- 12 CFR 215, or Federal Reserve Regulation O, contains specific provisions regarding loans, extensions of credit and other potential "conflict of interest" transactions between a bank and its "insiders." Regulation O defines bank "insiders" as directors, executive officers and 10% shareholders. These individuals must ensure that their conduct does not violate Regulation O's provisions regarding self-dealing and personal gains. (The Company's policy regarding insiders is located at section L31-00 in the Company's policy manual.) At no time are the "insiders" of BNCCORP, Inc.'s banking subsidiary, BNC National Bank, or its subsidiaries allowed to take advantage of their position for personal profit. Nor may they use their position to influence credit and other decisions regarding their business and personal interests.

3. Director, Officer and Employee Accounts at BNC National Bank -- All directors, officers and employees are encouraged to maintain their bank accounts at BNC National Bank to allow the bank to provide services such as the direct deposit of payroll checks. However, under no circumstances will the bank pay a rate of interest in excess of the rate available to all other customers for the particular type of account involved.

     All applicable fees, including overdraft charges, will be assessed on all accounts of the Company's directors, officers and employees. At no time will overdraft fees be waived when to do so would result in a violation of Regulation O or other bank policy, law or regulation.

     Employees of BNC National Bank must follow all Company and bank procedures regarding effecting transactions (such as deposits or withdrawals) in their personal bank accounts or the bank accounts of their family members. (The Company's policy regarding employee bank accounts is presented to and signed by each new Company employee.)

4. Confidentiality -- All directors, officers or employees, during or subsequent to association or employment with the Company and without proper authority, may not give or make available to anyone, or use for his or her own benefit, information of a confidential nature derived from association or employment with the Company. Directors, officers and employees of the Company are expected not to divulge confidential information about the Company's business and are expected to use confidential information only in the performance of their duties.

     Examples of confidential information include, but are not limited to, financial earnings results before they are released to the public and nonpublic information about the Company's operations, strategies, projections, business plans and processes.

     Confidential information also includes nonpublic information received about the Company's customers. All directors, officers and employees must safeguard any information that customers share in the course of doing business with the Company and must ensure that such customer information is used only for the reasons for which the information was gathered and in accordance with applicable laws.

5. Use and Protection of Company Assets -- Company property should be used for the benefit of the Company and not for personal gain. Company property includes tangible assets such as buildings, equipment, including computer equipment, and office supplies, as well as intangible assets such as software and other intellectual property rights, business concepts and strategies, employee time, financial data and other information about the Company.

     The Company considers all data and communication transmitted or received by or contained in the Company's electronic or telephonic equipment and systems or maintained in written form to be Company property. Employees and other users of the equipment or systems should have no expectation of privacy with respect to those data and communications.

6. Corporate Reporting -- The Company is committed to full, fair, accurate, timely and understandable disclosure in public reports and documents that it files with, or submits or provides to, regulatory authorities (including but not limited to the Board of Governors of the Federal Reserve System,
     the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Securities and Exchange Commission), stockholders and the public. Depending on their position with the Company, a director, officer or employee may be called upon to provide necessary information to assure that the Company's corporate reports are complete, fair and understandable. The Company expects all directors, officers and employees to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company's corporate disclosure requirements.

7. Public Communications -- No director, officer or employee shall make statements or provide any information to the press, financial analysts, or any public forum about the Company and its business prospects unless they have specific authorization to do so. The potential legal risks from inaccurate statements include claims of false advertising, misrepresentation, breach of contract, securities fraud or antitrust violations.

     In order to ensure that communications to the public about the Company are accurate and widely disseminated to all investors, directors, unauthorized officers and employees may not communicate any material nonpublic information about the Company outside of the Company. Only the Company's Chief Executive Officer, Chief Financial Officer and Chairman of the Board, or employees specifically authorized by them, are authorized to speak with financial analysts or securities professionals. If an employee or director receives an inquiry from a journalist or financial analyst, he or she should refer it to the Chief Executive Officer or Chief Financial Officer.

8. Company Records and Financial Statements -- All of the Company's books, records, accounts and financial statements must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. All financial data should be prepared promptly, carefully, and honestly and treated with discretion. Falsifying or altering records or reports or knowingly approving false or altered records or reports is prohibited. Records should always be retained or destroyed according to the Company's records retention procedures.

9. Compliance with Applicable Laws, Regulations, Policies and Procedures -- The Company is subject to numerous federal, state and local laws, rules and regulations. All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their position with the Company.

     The Company engages in banking, brokerage, investment advisory, investment banking, insurance and other regulated businesses. This Code does not attempt to explain all of the laws, rules and regulations applicable to the Company. There are also laws regulating and restricting loans to the Company's directors and officers. If directors, officers or employees have questions about the laws, rules, regulations, policies or procedures that apply to the Company or their duties and responsibilities, they must use the resources the Company makes available, including seeking the advice of supervisors or superiors, as appropriate, or the Company's General Counsel.

10. Insider Information; Trading in Company or Customer Securities -- Many directors, officers and employees may learn of or have access to proprietary information about the Company that is not generally known to the public and, if disclosed, could affect the market value of Company stock or that of other companies. This information could include trade secrets, business plans, marketing and sales programs, audits, dividend policy, earnings or other confidential or proprietary information that could financially affect the Company. This is known as "insider information" and must be held in the strictest confidence.

     Disclosing "insider information" is a violation of federal law. Any director, officer or employee participating in such activities may be subject to civil or criminal penalties.

     While the Company encourages its directors, officers and employees to purchase and hold Company stock for long-term investment, speculation or other imprudent trading in the stock of the Company is prohibited, as well as purchases or sales of Company stock based on insider information. (The Company's policy regarding Insider Trading is located at Section E5-10 in the Company's policy manual.)

     Company directors, officers and employees may not invest in securities of the Company's customers unless the securities are acquired through an organized exchange (i.e., an outside broker-dealer) and only if the director, officer or employee is not in possession of "insider information" (e.g., a new product being developed, change of ownership, or a patent applied for) about the customer.

11. Gifts and Entertainment -- The giving and receiving of gifts, meals, services or entertainment can be important and respectable ways of building and maintaining legitimate business relationships. However, in order to maintain trust and integrity with the Company's business partners, it is important to be prudent when accepting gifts. No director, officer or employee should ever accept a gift that might be intended to influence, or appears to influence, a business decision.

     Decisions about gift giving must be carefully evaluated. In general, the Company does not consider ordinary and reasonable business entertainment, or gifts of nominal value that are customary and legal, to be improper. However, the giving of improper gifts or payments can undermine customer relationships, damage the Company's reputation and subject the Company to legal penalties. In addition, certain of the Company's customers forbid their employees from receiving gifts of more than a nominal value in the course of doing business. Company directors, officers and employees should comply with the gift and entertainment policies of the Company's customers, to the extent such policies are known, as if they were a part of this Code.

     It is Company policy that tickets for sporting, cultural, or other events purchased by the Company will only be used for entertaining potential or actual customers, vendors or others for proper business purposes. If it is determined three or four days prior to the event that the tickets will not be used, an officer may offer them to Company personnel at his or her discretion.

12.  External Involvement

     While the Company encourages its directors, officers and employees to be involved in outside activities, including charitable and political functions, federal law prohibits banks from making political contributions. At no time will any director, officer or employee solicit Company personnel for political contributions or coerce others into contributing to any organization. Conduct must not give the perception that benefit to the Company or connections are sought or desired.

     Employees must report offers to sit on the board of directors of (i) an outside organization that has or desires a business relationship with the Company or (ii) any institution within the financial industry to senior management prior to acceptance. Directors and officers must report such offers to the Company's Audit Committee.

     Capitalizing on opportunities for personal gain or compensation outside of that which is provided by the Company for the performance of services for the Company is strictly prohibited. Employees must report all employment outside and in addition to employment with the Company to their immediate supervisor.

REPORTING  ILLEGAL OR UNETHICAL  BEHAVIOR;  ACCOUNTABILITY  FOR ADHERENCE TO THE
CODE

1. Reporting Illegal or Unethical Behavior -- Directors, officers or employees who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by directors, officers or employees have an obligation to contact either their supervisor or other superiors. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the director, officer or employee may contact the internal auditor of the Company at 701-250-3042. If the director, officer or employee is still not satisfied with the response, such person may contact any member of the Audit Committee of the Company's Board of Directors. Such communications will be kept confidential to the extent feasible, subject to applicable law.

2. Accountability -- Each director, officer and employee must be alert and sensitive to situations that could result in illegal, unethical or otherwise improper actions, either by him or herself or other employees. No violation of this Code, any other Company policy, or any law, rule or regulation will be justified by a claim that it was ordered by someone in higher authority. No one, regardless of his or her position, is authorized to direct another to commit an illegal act.

     Reporting a known or suspected violation of this Code or any applicable law, rule, regulation or Company policy should not be considered an act of disloyalty, but an action that shows a sense of responsibility that will help safeguard the reputation of the Company and its employees.

     A failure of any director, officer or employee to comply with any law, rule or regulation, this Code, or any other applicable Company policy may result in disciplinary action, removal or dismissal, and, if warranted, legal proceedings.

     Should it be discovered that a director, officer or employee has been arrested for suspected criminal conduct, either on or off the job, the Company may conduct an independent review of the available facts and determine whether disciplinary or employment action is warranted.

3. Director and Officer Responsibilities -- The Company's directors and officers are expected to comply with this Code, other applicable Company policies, and all applicable laws rules and regulations. They are also expected to promote ethical behavior by (i) encouraging employees to talk to supervisors and other appropriate personnel when in doubt about the best course of action in a particular situation; (ii) encouraging employees to report violations of laws, this Code, or any other Company policy to appropriate personnel; and (iii) reminding employees that the Company will not permit retaliation for reports made in good faith.

     Company directors and officers who become aware of violations of law, this Code or any other Company policy are expected to stop the violations and, if necessary, conduct an investigation with assistance of Company counsel if appropriate.

4. Protection for Persons Reporting Questionable Behavior -- All directors, officers and employees are required to cooperate fully in any internal investigation. If a director, officer or employee discovers the need to report a suspected violation of law, this Code, or any Company policy, that person will not be terminated, disciplined, demoted or otherwise discriminated against for (i) making a report of a violation or suspected violation in good faith and on the basis of a reasonable belief that a violation has occurred or will occur or (ii) assisting with any ensuing investigation. To the extent permissible, the Company will endeavor to keep confidential the identity of anyone reporting possible violations.

AMEMDMENT, MODIFICATION AND WAIVER

This Code may be amended or modified by the Board of Directors of the Company. Waivers of this Code may only be granted on the recommendation of a committee of the Board of Directors with specific delegated authority. Waivers will be disclosed to shareholders in accordance with law and the applicable rules of the Nasdaq Stock Market, Inc.